Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Annual report on Form 10-K of Premier Exhibitions, Inc. and subsidiaries (the Company) for the year ended February 28, 2010 of our report included herein dated May 7, 2008 with respect to the Premier Exhibitions, Inc. statements of operations, shareholders’ equity and cash flows for the year ended February 29, 2008 and the effectiveness of internal control over financial reporting as of February 29, 2008.
/s/ Kempisty & Company CPAs, P.C.
Kempisty & Company
Certified Public Accountants, P.C.
New York, New York
May 14, 2010